AMENDMENT NO. 1

                         Dated as of September 21, 1998

                                       to

                              TRANSACTION AGREEMENT

                            Dated as of July 12, 1998

                                 By and Between

                         THE BLACK & DECKER CORPORATION

                                       and

                                BUCHER HOLDING AG



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                    AMENDMENT NO. 1 TO TRANSACTION AGREEMENT


         This Amendment No. 1 to Transaction Agreement (the "Amendment") is made as of the 21st day of September, 1998, by and between among The Black & Decker Corporation, a Maryland corporation ("Black & Decker"), and Bucher Holding AG, a Swiss corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Black & Decker, through certain of its direct and indirect Subsidiaries, is engaged in the Glass Machinery Business;

         WHEREAS, Black & Decker and Buyer entered into a Transaction Agreement dated as of July 12, 1998 (the "Agreement") pursuant to which Black & Decker agreed to sell and Buyer agreed to purchase the Glass Machinery Business upon the terms and subject to the conditions set forth therein;

         WHEREAS, Black & Decker and Buyer desire to amend the Agreement in accordance with the terms of this Amendment;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

         Section 1. Definitions. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

         Section 2. Amendments. The Transaction Agreement is hereby amended as follows.

                  2.01. Employment Matters. The following amendments relate to the provisions of the Transaction Agreement that relate to employment matters.

                           (a)  U.S.  Benefit   Arrangements.   Certain  welfare
benefits described on Schedule B.20 (medical, dental, life and disability benefits) will continue to be provided to the US Transferred Employees by Black & Decker on an interim basis pursuant to a Benefit Continuation Agreement between Black & Decker and the Buyer to be executed at the Closing.

                           (b) Pension Asset  Transfers.  The fund to fund asset
transfers from Seller's U.S. Salaried Pension Plan and Seller's U.S. Hourly Pension Plan, as contemplated in Sections D.08 and D.09, will be made in the amounts required under Section 414(l) of the Internal Revenue Code as determined by the PBGC. The fund to fund asset transfer from Seller's U.K. Pension Plan, as contemplated in Section D.15(b), will be made in the amount determined by the Trustees of the Seller's U.K. Pension Plan subject to the consent of each Non-US Transferred Employee that participates in such plan. Such fund to fund transfers will be included as pension assets in the Proposed Final Net Tangible Asset Amount and the Final Net Tangible Asset Amount pursuant to Section 2.04(b) and Attachment XVIII; provided that the pension assets so included in the Proposed Final Net Tangible Asset Amount and the Final Net Tangible Asset Amount shall not exceed the sum of (i) the pension liabilities included in the Proposed Final Net Tangible Asset Amount and the Final Net Tangible Asset Amount (determined in accordance with Attachment XVIII), plus (ii) $400,000. An example of the application of this section using hypothetical amounts is attached as Exhibit A.

                           (c) Swedish  Pension  Liability.  In accordance  with
Section D.19(a), Black & Decker has made payment to the Swedish pension authorities in the amount specified by the Swedish pension authorities to eliminate the unfunded Swedish pension liability. The amount so paid may be subject to some adjustment to be specified by the Swedish pension authorities based on updated census data. According to the Swedish pension authorities such adjustment will not be calculated until after January 1, 1999. B&D will be responsible for any additional payment required by the adjustment and will be entitled to any refund if the adjustment results in an overpayment having been made by B&D and any additional payment requirement shall be an Excluded Liability or an Excluded Asset, respectively.

                           (d) Individual Employee Severance  Agreements.  Prior
to the Closing one of the Employees listed on Schedule B.20 as having an individual employee severance agreement has been terminated and the severance benefits described in such agreement have been paid in full prior to the Closing. Another of the Employees listed on Schedule B.20 as having an individual employee severance agreement will be terminated after the Closing. Black & Decker will be responsible for paying the severance benefits described in such agreement to the Employee who will be terminated after the Closing Date and such obligation shall be an Excluded Liability.

                           (e) Black & Decker Stock Option Plan. The Buyer shall
assume no liability of Black & Decker to Employees under the Black & Decker Stock Option Plan and such liabilities shall be Excluded Liabilities. The U.S. Employees who participate in the Black & Decker Stock Option Plan have been notified by Black & Decker of their continuing rights under such plan.

                  2.02. Kishinev Matter. Since the date of execution of the Transaction Agreement, a claim has been made against Emhart Deutschland GmbH by Hermes relating to the Kishinev Matter (as defined in the Supplemental Asset Sale Agreement between Emhart Deutschland GmbH, Emhart Glass S.A. (formerly, New Emhart Glass S.A.), Emhart Glass GmbH and Emhart Glass Manufacturing GmbH (the "German Supplemental Agreement")). The Kishinev Matter shall be deemed to have been disclosed as a threatened claim under Schedule B.11. Black & Decker has retained responsibility for the claim being made by Hermes by treating such claim as an Excluded Liability under the German Supplemental Agreement and has retained certain rights against third parties by treating such rights as Excluded Assets under the German Supplemental Agreement.

                  2.03. Anchor Bankruptcy Matter. Emhart Glass Machinery (U.S.), Inc. has unsecured creditor claims against the Anchor bankruptcy estate and preference claims have been asserted against Emhart Glass Machinery (U.S.), Inc by the trustee in the bankruptcy proceeding described in Schedule B.11. Emhart Glass Machinery (U.S.), Inc. will attempt to finally settle the claims by the date that the statement of the Proposed Final Net Tangible Asset Amount is due. If such unsecured creditor claims and preference claims are so finally settled, such claims by and against Emhart Glass Machinery (U.S.), Inc. will be included in the statement of the Proposed Final Net Tangible Asset Amount and in the Final Net Tangible Asset Amount. If such unsecured creditor claims and preference claims are not so finally settled by such date, any assets, liabilities and reserves relating to such claims will not be included in the statement of the Proposed Final Net Tangible Asset Amount and in the Final Net Tangible Asset Amount and shall be treated as Excluded Assets and Excluded Liabilities, respectively.

                  2.04. Cash. The parties have agreed to transfer to the Buyer Companies certain bank accounts used by the Glass Machinery Units. Therefore, clause (i) of the definition of Excluded Assets is hereby amended to add to the end of such clause (i): "or cash or cash equivalents that are otherwise transferred to a Buyer Company on the Closing Date."

                  2.05 Intellectual Property. The following amendments relate to the provisions of the Transaction Agreement that relate to Intellectual Property matters.

                           (a) Registered  Patents and  Trademarks.  The parties
have agreed that beneficial title to the registered patents and trademarks of a Glass Machinery Share Company would be transferred to one of the Sellers of Transferred Assets prior to the Closing and that beneficial title to all such registered patents and trademarks will be transferred to Emhart Glass S.A. (formerly, "New Emhart Glass S.A.") by assignment at the Closing.

                           (b)  Trademark  License  Agreement.  The parties have
agreed that a Trademark License Agreement will be executed at the Closing.

                  2.06 Emhart (U.K.) Ltd.. The following amendments relate to the provisions of the Transaction Agreement that relate to the sale of the shares of Emhart (U.K.) Ltd.

                           (a) Capital Stock.  Since the date of the Transaction
Agreement, Emhart (U.K.) Ltd. has issued an additional 500 shares of capital stock to Emhart International Ltd. The relevant disclosures on Schedule B.03 are hereby amended to reflect that the number of authorized and issued shares of capital stock of Emhart (U.K.) Ltd. is 38,000, all of which are held by Emhart International Ltd. and are being transferred to Bucher Holding A.G. pursuant to the Supplemental Share Sale Agreement between Emhart International Ltd. and Bucher Holding A.G.

                           (b) Midland Bank.  Emhart (U.K.) Ltd. is a party to a
guaranty of Black & Decker credit facilities with Midland Bank. Black & Decker will have Emhart (U.K.) Ltd. released from such guaranty and will indemnify Buyer against any claims made against Emhart (U.K.) Ltd. under such guaranty.

                  2.07 Allocation. With respect to the allocation of the Exchange Consideration pursuant to Section 2.02(b), Net Asset Values of the Glass Machinery Units listed on Attachment IV shall be determined using the same accounting methods as are used in the determination of the Final Net Tangible Asset Amount.

                  2.08 Madrid and Moscow Offices.

                           (a)  Madrid  Office.  There is an  existing,  written
agreement between Sistemas de Fijacion Tucker and Emhart Srl. regarding the provision of Madrid office space and the administration of Ms. Rentero's payroll for Emhart Srl. that will remain in effect after the Closing.

                           (b)  Moscow  Office.  Alexander  Simonian,  is on the
payroll of Black & Decker GmbH and Black & Decker GmbH provides office space and office support to Mr. Simonian pursuant to a written agreement between Black & Decker GmbH and Emhart Deutschland GmbH that is being assigned to one of the Buyers pursuant German Supplemental Agreement. Since Mr. Simonian will, therefor, not be a Transferred Employee, his name is hereby removed from Attachment XVI.

                  2.09 Emhart Sweden A.B.. The Buyer agrees that it will cause Emhart Sweden A.B. not to declare and pay dividends prior to January 1, 1999.

                  2.10 Environmental Matters. The environmental matters described below were ascertained by Buyer as the result of the investigations that Buyer had conducted by Zurich Insurance Company pursuant to Section 6.02. Each such matter shall be deemed to have been disclosed in Schedule B.15. The parties agree to the following amendments to the Transaction Agreement with respect to such matters.

                           (a) Indemnification  Limitation.  One hundred percent
shall be substituted for the 75% and 50% limitations contained in Section 10.04(b)(ii) with respect to Black & Decker's indemnification obligations under clauses (iii)(a) and (iii)(b) of Section 10.02(b) arising out of the following conditions described in the reports prepared by Zurich Insurance Company for Buyer it being agreed that any Remedial Action conducted with respect to such conditions shall be conducted in accordance with Section 10.03(b) of the Transaction Agreement:

                                    (i) Orebro Facility. (A) Diesel contaminated
soil; (B) Lack of spill prevention management; and (C) Oil residue in catch basin and drainage pipe.

                                    (ii)  Sundsvall   Facility.   (A)  Secondary
Containment Upgrade; (B) Asbestos wrapping around piping; and (C) Testing for PCBs in window insulation.

                                    (iii)  Laclede  Facility.  Failure  to  have
obtained regulatory approval of disposal of NORM in solid waste landfill.

                           (b)  Contacts with Governmental Authorities.

                                    (i) Elmira  Facility.  Black & Decker agrees
that Buyer's contacting the relevant Governmental Authorities to confirm that the municipal incinerator ash used as fill at the facility does not contain levels of heavy metals that are below regulatory reporting thresholds will not affect Buyer's rights to indemnification for such condition.

                                    (ii)  Sundsvall  Facility.  Black  &  Decker
agrees that Buyer's contacting the relevant Governmental Authorities to confirm that the window insulation does not contain PCBs will not affect Buyer's rights to indemnification for such condition.

                  2.11 Canceled Orders. The parties agree that the Transferred Assets affected as the result of the cancellation of the orders for machines prior to the Closing (such as the cancellation by Rosalko) shall be included in the determination of the Proposed Final Net Tangible Asset Amount and the Final Net Tangible Asset Amount after taking into account the cancellation.



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         IN WITNESS WHEREOF, the parties hereto caused this Amendment to be duly executed by their respective authorized officers on the day and year first above written.


                         THE BLACK & DECKER CORPORATION


                             By:__________________________________
                             Name:
                             Title:


                          BUCHER HOLDING AG


                             By:__________________________________
                             Name:
                             Title:


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                                    EXHIBIT A
                  EXAMPLE OF THE APPLICATION OF SECTION 2.01(b)


Pension Liabilities (in 000s) to be determined pursuant to Attachment XVII.

                                                Total PBO Liability  Included on
                                                Statements of Proposed Final Net
                                                Tangible  Asset Amount and Final
                                                Net Tangible Asset Amount

Pension Plan       PBO Liability Transferred

U.S. Hourly                           3,500

U.S. Salaried                         7,900

U.K.                                  1,500

Swiss                                 2,000

German                                2,700

Total                                17,600                              17,600


Pension Assets (in 000s) to be determined pursuant to Attachment XVII.


                                                Total Pension Assets Included on
                                                Statements of Proposed Final Net
                                                Tangible  Asset Amount and Final
                                                Net Tangible Asset Amount

Pension Plan      Pension Assets Transferred

U.S. Hourly                           4,400

U.S. Salaried                        10,000

U.K.                                  2,300

Swiss                                 3,000

German                                    0

Total                                19,700                              18,000*

* Total Pension Assets Included on Statements of Proposed Final Net Tangible Asset Amount and Final Net Tangible Asset Amount not to exceed Total PBO Liability plus $400.

Post Retirement Benefits Other Than Pensions (FASB No. 106) and Post Employment Benefits (FASB No. 112) to be included on Statements of Proposed Final Net
Tangible Asset Amount and Final Net Tangible Asset Amount in the amounts determined pursuant to Attachment XVII.